Exhibit 99.1
For Immediate Release:

Contact:	Michelle M. Dawson Vice President of Investor Relations Developers Diversified Realty Main: (216) 755-5500 Fax: (216) 755-1455 E-mail: mdawson@ddr.com
DEVELOPERS DIVERSIFIED PROVIDES NOTICE OF REDEMPTION OF 8.6% CLASS F PREFERRED SHARES
Cleveland, Ohio — March 2, 2007 — Developers Diversified (NYSE: DDR), the leading owner, operator and developer of market-dominant community centers in the U.S., announced today that it delivered notice of redemption to the shareholders of all outstanding shares of its 8.6% Class F Cumulative Redeemable Preferred Shares (“Class F Preferred Shares”) (NYSE: DDRPRF — CUSIP No.: 251591871). Pursuant to the provisions of the Articles of Incorporation of Developers Diversified, an Ohio corporation (the “Company”), the Company has taken action to redeem all outstanding Class F Preferred Shares on April 2, 2007.
The Class F Preferred Shares, aggregating $150 million, will be redeemed in whole at a redemption price of $25.10750 per Class F Preferred Share (the sum of $25.00 per share and a dividend per share of $0.10750 prorated to the redemption date).
Payment of the redemption price of the Class F Shares shall be made on and after April 2, 2007, as soon as practicable after presentation and surrender of certificates and the Letter of Transmittal by “hand delivery” or by mail to National City Bank (the “Redemption Agent”), Corporate Trust Operations, Department 5352, P.O. Box 92301, Cleveland, Ohio 44193-0900.
Upon deposit by the Company of the redemption price in trust with the Redemption Agent for the account of the holders of the Class F Shares, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate (including, but not limited to, the right to receive dividends from and after the redemption date) except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after such date, the amount payable upon the redemption thereof, without interest.
Developers Diversified owns or manages over 800 operating and development retail properties in 45 states, plus Puerto Rico and Brazil, comprising approximately 162 million square feet. Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which develops, leases and manages shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.